                               COMMON STOCK OPTION
                                (NONTRANSFERABLE)

                           Q COMM INTERNATIONAL, INC.

                              (A UTAH CORPORATION)


        FOR VALUE RECEIVED, Q COMM INTERNATIONAL, INC. (the "Corporation") hereby grants to JEFFREY A. RINDE (the "Holder"), subject to the terms and conditions hereinafter set forth, the option to purchase an aggregate of three hundred eighty thousand (380,000) shares of the common stock without par value (the "Common Stock") all of which shall vest on the date hereof. The exercise price per share and the number of shares of Common Stock issuable upon exercise of the Options are subject to adjustment as hereinafter provided.

         1. TERM AND EXERCISE.

               (a) This Option may be exercised by the Holder, under the terms set forth herein, in whole or in part, at any time prior to the expiration of this Option, which expiration shall occur five (5) years from the date of the issuance of this Option.

               (b) The Holder shall exercise this Option by surrender to the Corporation of this Option with the Purchase Form attached hereto as Exhibit "A", duly executed, accompanied by payment in cash or by check of the price hereinafter set forth for the Shares of the Common Stock so purchased (the "Option Price"). This Option shall also be exercisable by means of a "cashless exercise" in which the holder shall be entitled to receive a certificate for the number of shares equal to the quotient obtained by dividing [(A-B) (X)] by (A) where:

(A) = the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three (3) trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average closing bid price as furnished by the NASD OTC Bulletin Board through, or if the Common stock is not quoted on the NASD OTC Bulletin Board, as determined in good faith by resolution of the Board of Directors of the Corporation, based on the best information available to it.

(B) = the Option Price; and

(X) = the number of shares issuable upon exercise of the Options in accordance with the terms of this Option.

               (c) Within ten (10) business days following the exercise of this Option by the Holder as hereinabove provided, the Corporation shall cause to be issued in the name of and delivered to the Holder a certificate or certificates representing the Shares of the Common Stock so purchased. The Corporation covenants and agrees that all of the Shares of the Common Stock which may be issued and delivered upon the due exercise of this Option by the Holder shall, upon such issuance and delivery, be fully paid and nonassessable.

         2. OPTION PRICE. The Option Price at which the Shares of the Common Stock shall be purchased upon the exercise of this Option shall be $.35 per share.

         3. EXPIRATION OF OPTION ON CERTAIN ADDITIONAL EVENTS. Anything contained in this Option to the contrary notwithstanding, this Option shall expire and be and become null and void unless, in the event of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation (other than a merger with a wholly owned subsidiary or in which the Corporation is the surviving corporation); any transfer of all or substantially all of the assets of the Corporation; or the dissolution, liquidation or winding-up of the Corporation, this Option shall have been duly exercised, as hereinabove provided, prior to the date which is the record date for determining the holders of Common Stock entitled to vote upon such consolidation, merger, transfer, dissolution, liquidation or winding-up. The Corporation shall give to the Holder at least ninety (90) days' prior notice of the date which shall be the record date for determining the holders of Common Stock entitled to vote upon such consolidation, merger, transfer, dissolution, liquidation or winding-up.

         4. NONTRANSFERABILITY. This Option shall not be assigned, pledged, hypothecated, sold or otherwise transferred or encumbered by the Holder. Notwithstanding the foregoing, this Option shall be exercisable upon the death or permanent disability of the Holder by Holder's heirs, personal representatives, guardians, beneficiaries, devisees, or otherwise.

         5. NOTICES. Any notice or other communication to the Corporation or to the Holder of this Option shall be in writing and any such notice or communication shall be deemed duly given or made if personally delivered or if mailed, by registered or certified mail, postage prepaid, and if to the
Corporation: to the Corporation's office at 1145 South 1680 West, Orem UT 84057 and if to such Holder: to Jeffrey A. Rinde, Esq., c/o Bondy & Schloss LLP, 6 E. 43rd Street, 25th Floor, New York, New York 10017 or at such other address as the Corporation or the Holder may designate by notice to the other.

         6. GOVERNING LAW. This Option shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

         7. SUCCESSORS AND ASSIGNS. All of the provisions of this Option shall be binding upon the Corporation and its successors and assigns and the Holder, his heirs, personal representatives and guardians.

         IN WITNESS WHEREOF, Q COMM INTERNATIONAL, INC. has caused this Option to be signed in its corporate name under its corporate seal by its President and its corporate seal to be hereunto affixed and its execution hereof to be attested by its Secretary, as of this 23rd day of March, 2001.

ATTEST:                                  Q COMM INTERNATIONAL, INC.


                                         By:     /s/ Paul C. Hickey
---------------------------------        -----------------------------------
Susan Young, Secretary                   Paul C. Hickey, Chief Executive Officer



ACCEPTED:


---------------------------------
Jeffrey A. Rinde, Holder